SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                          -------------------

                                FORM S-3
                         REGISTRATION STATEMENT
                                UNDER
                         THE SECURITIES ACT OF 1933
                          -------------------
                         United Waste Systems, Inc.
                         (Exact Name of Registrant as Specified in Its Charter)

                                Delaware
(State or Other Jurisdiction of Incorporation or Organization)

                                  4953
                         (Primary Standard Industrial Classification Number)

                               13-3532338
                         (I.R.S. Employer Identification No.)

                         Four Greenwich Office Park
                         Greenwich, Connecticut 06830
                             (203) 622-3131
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of  Registrant's  Principal Executive Offices)

                           Sandra E. Welwood
                         United Waste Systems, Inc.
                         Greenwich, Connecticut 06830
                             (203) 622-3131
(Name Including Zip Code, and Telephone Number, Including Area
Code, of  Agent For Service)

A copy of all communications, including communications sent to the agent for service, should be sent to:

                         Joseph Ehrenreich, Esq.
                          Ehrenreich & Krause
                         1140 Avenue of the Americas
                         New York, N.Y.  10036
                             (212) 302-8050

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this form are
being offered pursuant to dividend or interest reinvestment
plans, please check the following box.    [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment
plans, check the following box.     [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                              Proposed
                              Maximum   Proposed
                              Offering  Maximum   Amount
Title of                      Price     Aggregate of
Securities to    Amount to         Per       Offering  Registration
be Registered  be Registered  Share          Price          Fee
-------------- --------------      ----------     --------- -------------

Common Stock,
par value
$.001 per share  1,947,308(1)         $44.50(2)   $86,655,206    $26,260

--------------------------

(1) The shares registered hereby are currently outstanding shares held by Selling Security Holders (as defined in the Registration Statement)

(2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales price of the Company's Common Stock, as quoted through NASDAQ National Market, on August 13,1997.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
PROSPECTUS
                         1,947,308 Shares

                         UNITED WASTE SYSTEMS, INC.

                              Common Stock

                         ----------------------

     This Prospectus relates to up to 1,947,308 shares of Common Stock ("Common Stock") of United Waste Systems, Inc. (the "Company"), that may from time to time be sold by the holders thereof identified herein (the "Selling Security Holders"). See "Selling Security Holders." None of the officers or directors of the Company is a Selling Security Holder. The shares to which this Prospectus relates are currently outstanding shares which were issued in private placements in 1997 as consideration for
acquisitions.   The Company will not receive any of the proceeds
from the sales of shares of Common Stock by the Selling Security
Holders.

     The Common Stock offered by the Selling Security Holders (the "Resale Shares") may be sold from time to time by the Selling Security Holders directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Security Holder or purchasers of the Resale Shares (which compensation may be in excess of customary commissions). Sales of the Resale Shares may be made in one or more transactions through The Nasdaq Stock Market, otherwise in the over-the-counter market, in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price.

     Any brokers, dealers or agents that participate in the distribution of the Resale Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares sold by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                          --------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          --------------------

     The date of this Prospectus is         , 1997

     United Waste Systems, Inc., was incorporated in the State of Delaware in 1989. Its executive offices are located at Four
Greenwich Office Park, Greenwich Connecticut 06830, and its telephone number is (203) 622-3131.

     No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer of any securities in any jurisdiction to any person where such an offer would be unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                         AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company makes certain filings with the Commission electronically. The Commission maintains a Web site
(http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock reference is hereby made to such Registration Statement and the exhibits filed therewith or incorporated therein by reference. The Registration Statement, including the exhibits filed therewith or incorporated therein by reference, may be inspected without charge at the public reference facilities maintained by the Commission and at the Commission's regional offices at the addresses stated above. Copies of these documents may be obtained from the Public Reference Section of the Commission at its office in Washington, D.C., set forth above at prescribed rates.

                         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated into this Prospectus by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (and Amendments No. 1 and 2 thereto on Form 10-K/A), and the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997.

     2.  The Company's Report on Form 8-K dated December 5, 1996
(filed on March 3, 1997).

     3.  The Company's Report on Form 8-K dated December 26, 1996
(filed on March 11, 1997).

     4.  The Company's Report on Form 8-K dated April 13, 1997
(filed on April 16, 1997).

     5.  The Company's Report on Form 8-K dated March 26, 1997
(filed on June 27, 1997).

     6.  The Company's Proxy Statement filed on July 25, 1997.

     7. The description of the Company's Common Stock which is contained in its Registration Statement on Form 8-A dated
November 16, 1992, filed under the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person (including any beneficial owner) to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for such copies should be directed to United Waste Systems, Inc., Attention: Corporate Secretary, Four Greenwich Office Park, Greenwich, Connecticut 06830, telephone:
(203) 622-3131.

                         USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Resale Shares by the Selling Security Holders.

                         SELLING SECURITY HOLDERS

     The Selling Security Holders are the persons identified in the table below (and any successor or transferee of any of such persons that hereafter acquires any of the Resale Shares in a private placement and is identified in a Prospectus Supplement hereto). All of the 1,947,308 shares of Common Stock of the Company offered by this Prospectus are being offered for the account of the Selling Security Holders were issued in private placements in 1997 as part of the consideration for certain acquisitions.

      Based upon information currently available to the Company, the table below indicates with respect to each Selling Security Holder the number of shares of Common Stock held by such Selling Security Holder (or that may be acquired by such Selling Security Holder upon the exercise of Specified Warrants). This Prospectus covers all shares of Common Stock shown in the table below.

                                        Shares of Common
Name(1)                                 Stock
----------                              ------------------
Robert J. Marquart                       20,318
Sylvia M. Marquart                       20,318
Robert M. Marquart                        6,143
Thomas L. Marquart                        6,142
James A. Marquart                         6,142
A. Douglas Mckee                          7,376
Danny Adair                                 186
Darrell D. Dickey                         6,369
Steve Dickey                              5,751
Steve Dickey, Trustee for Chad Dickey       612
Gerald Flowers                            3,810
George Gilliam                            6,901
George Spencer Gilliam                      419
Jimmy Wayne Gilliam                         419
Richard Purkey                           15,206
Dan Spurlock                              4,847
Dan Spurlock, Trustee for Jen Spurlock      306
James Daniel Spurlock                       306
Paul Spence                                 186
James Spurlock                            6,370
Charles Williams                            552
Pamela Williams                             552
W.J. Williams                             5,951
Harry Wright                              7,746
Vaccarezza Family Trust                 470,880
Murdaca Family Trust                    274,021
Thomas A. Sanchez                        21,205
George Eowan                             17,905
John McInnes                              7,538
Dale E. Thompson                          3,769
Jackson L. Baars                          8,625
Joyce I. Baars                            4,190
S. Terry Barton                         145,683
Linda J. Barton                          20,792
Andrea Moorman                           89,922
Theodore L. Moorman                      18,238
Jason T. Barton                          18,238
Kevin R. Barton                          18,238
William R. Korp, as Trustee for
  Stephen T. Barton and Andrea Moorman    1,081
Gerald Jake Stokes                       10,226
Juleana Judeen Rice                      10,226
Gerald Lee Stokes and
  Judeen Pearl Stokes                   544,540
Philip Lamastus and
  Bobbie Jean Lamastus                   67,980
Robert Caire                             26,266
Christina L. Caire                       21,990
Kellee A. Caire                          12,827
----------------------
     (1) Each of the Selling Security Holders is a former owner of one or more businesses heretofore acquired by the Company.


                         PLAN OF DISTRIBUTION

     The Selling Security Holders are offering shares of Common
Stock for their own account, and not for the account of the Company.

     The Common Stock offered by the Selling Security Holders (the "Resale Shares") may be sold from time to time by the Selling Security Holders directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Security Holders or purchasers of the Resale Shares (which compensation may be in excess of customary commissions). Sales of the Resale Shares may be made in one or more transactions through The Nasdaq Stock Market, otherwise in the over-the-counter market, or in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price.

     To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

                       VALIDITY OF COMMON STOCK

     The validity of the shares of Common Stock being sold in the offering has been passed upon for the Company by Ehrenreich &
Krause, New York, New York.

                                EXPERTS

      The consolidated financial statements of United Waste Systems Inc., appearing in the Company's Annual Report (Form 10-K)for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.
                                PART II


Item 14.  Other Expenses of Issuance and Distribution

     The expenses of the Registrant in connection with the distribution of the securities being registered hereunder are set forth below and will be borne by the Registrant:

     Securities and Exchange Commission
          registration fee                        $26,260
     Printing expenses                              1,000
     Accounting fees and expenses                   7,000
     Legal fees and expenses                        5,000
     Miscellaneous                                  1,000
                                                    -----
          Total                                   $40,260
                                                  -------
                                                  -------
All amounts except the registration fee are estimated.

Item 15.  Indemnification of Directors and Officers.

     Pursuant to specific authority granted by Section 102 of the Delaware General Corporation Law (the "DGCL"), Article X of the Registrant's Certificate of Incorporation contains the following provision regarding limitation of liability of directors and officers:

          The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by Paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or any corresponding provision of the General Corporation Law of the State of Delaware.

     The Registrant, as a Delaware corporation, is empowered by
Section 145 of the DGCL, subject to the procedures and limitation stated therein, to indemnify any person against expenses
(including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employer or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Article IX of Registrant's Amended and Restated
Certificate of Incorporation and Article V of Registrant's By-laws both provide for indemnification of its officers and directors to the full extent permitted by the DGCL. In addition, the Company has entered into indemnification agreements with each of its directors and officers. In general, these agreements require the Company to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of the Company or guaranteed any obligations of the Company, provided that the right of an indemnitee to receive indemnification is subject to the following limitations: (i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to the Company due to willful misconduct in the performance of his duties to the Company (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

     Pursuant to Section 145 of the DGCL, Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

Item 16.  Exhibits.

     See Exhibit Index.

Item 17.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (i)    To include any prospectus required by Section
                 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Greenwich, Connecticut, on the 15th day of August, 1997.


United Waste Systems, Inc.


By:  Michael J. Nolan
     -----------------
     Michael J. Nolan
     Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates set forth opposite their names. Each person whose signature appears below hereby authorizes Bradley S. Jacobs, John
N. Milne and Michael J. Nolan and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Bradley S. Jacobs, John N. Milne and Michael J. Nolan, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Bradley S. Jacobs
--------------------
Bradley S. Jacobs
Chairman, Chief Executive Officer and Director (Principal
Executive Officer)
August 15, 1997


John N. Milne
--------------------
John N. Milne, Director
August 15, 1997




--------------------
G. Chris Andersen, Director
August     , 1997


Lawrence J. Twill
--------------------
Lawrence J. Twill, Sr., Director
August 15, 1997



Christian Weyer
--------------------
Christian Weyer, Director
August 15, 1997



--------------------
J. Bryan Williams, III, Director
August    , 1997


Michael J. Nolan
--------------------
Michael J. Nolan, Chief Financial Officer
(principal financial officer)
August 15, 1997


Sandra E. Welwood
--------------------
Sandra E. Welwood, Vice President Controller
(principal accounting officer)
August 15, 1997
                 EXHIBIT INDEX

Exhibit Number and Exhibit
--------------------------
     4.1 Amended and Restated Certificate of Incorporation dated October 31, 1991, as amended by (i) Certificate of Increase of Designated Number of Shares of Series B Cumulative Convertible Preferred Stock dated March 31, 1992, (ii) Certificate of Correction to Amended and Restated Certificate of Incorporation dated April 30, 1992, (iii) Certificate of Amendment to Certificate of Incorporation dated October 9, 1992, (iv) Certificate of Change of Location of Registered Office and Registered Agent dated January 28, 1993, (v) Certificate of Amendment to Certificate of Incorporation dated August 31, 1993, and (vi) Certificate of Amendment to Certificate of Incorporation dated June 12, 1996 (incorporated by reference to Exhibit No. 4.1 to the Registration Statement on Form S-8 Commission File No. 333-14489)


     4.2 By-laws (incorporated by reference to Exhibit No. 3.5 to the Registration Statement on Form S-1 Commission File
No. 33-53488)

     5.1  Opinion of Ehrenreich & Krause*

     23.1 Consent of Ehrenreich & Krause (included in the opinion filed as Exhibit 5.1)

     23.2  Consent of Ernst & Young LLP*

     23.3  Consent of Hanson Rotter & Green*

     24.1  Power of Attorney (included in Part II of the
Registration Statement under the caption "Signatures")
------------------
*  To be filed by amendment